Exhibit 2.2

Execution Version

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of December 2, 2014 (this “Amendment”), is made and entered into among CME Group Inc., a Delaware corporation (“CME”), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary (“Merger Sub 1”), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (“Merger Sub 2”), Jersey Partners Inc., a New York corporation (“JPI”), New JPI Inc., a Delaware corporation (“New JPI”), and the other individuals signatory hereto, which are stockholders of JPI and New JPI (the “Signing Stockholders”). CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and each Signing Stockholder are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms have the meanings given to them in Section 1.

RECITALS

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of July 30, 2014 (the “JPI Merger Agreement”);

WHEREAS, pursuant to Section 11.8 of the JPI Merger Agreement, the JPI Merger Agreement may be amended, by action taken or authorized by their respective Boards of Directors, by an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the JPI Merger Agreement and address certain matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the JPI Merger Agreement.

2.                                      Amendments to JPI Merger Agreement. The JPI Merger Agreement is hereby amended as follows:

2.1.                            Section 1.1.  Section 1.1 of the JPI Merger Agreement is hereby amended by deleting in its entirety the defined term “Exchange Ratio”.

2.2.                            Section 1.7.  Section 1.7(b) of the JPI Merger Agreement is hereby amended and restated in its entirety as follows:

Section 1.7                                              Effect on Capital Stock.

(b)                     At the Effective Time, subject to the provisions of this Article I and Article II, each share of New JPI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of New JPI Common Stock owned by New JPI and other than

Dissenting New JPI Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (the “Merger Consideration”):

(i)             Subject to adjustment in accordance with this Section 1.7(b), the number of shares of CME Class A Common Stock equal to a fraction, the numerator of which equals the aggregate number of shares of CME Class A Common Stock that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement as Stock Election Shares and the denominator of which equals the maximum number of shares of New JPI Common Stock that could be issued and outstanding immediately prior to the Effective Time following the consummation of the F-Reorganization and without giving effect to the exercise of any appraisal rights or dissenters’ rights in connection therewith.

(ii)          Notwithstanding the foregoing, if the Elected Cash Consideration under the GFI Merger Agreement is less than the Available Cash Consideration under the GFI Merger Agreement (the difference being the “GFI Merger Remaining Cash”), then the Merger Consideration shall be as follows:

(1)                          an amount of cash (without interest) equal to a fraction, the numerator of which equals the aggregate amount of cash (without interest) that would be payable with respect to the Transferred Shares if such shares were converted into the Per Share Cash Consideration provided for in the GFI Merger Agreement up to an aggregate amount not to exceed the GFI Merger Remaining Cash (such Transferred Shares deemed so treated, the “Cash Transferred Shares” and the Transferred Shares minus the Cash Transferred Shares, the “Stock Transferred Shares”), and the denominator of which equals the maximum number of shares of New JPI Common Stock that could be issued and outstanding immediately prior to the Effective Time following the consummation of the F-Reorganization and without giving effect to the exercise of any appraisal rights or dissenters’ rights in connection therewith; provided that in no event will the aggregate cash Merger Consideration payable pursuant to this Section 1.7(b)(ii)(1) exceed 13% of the aggregate Merger Consideration payable hereunder; and

(2)                          the number of shares of CME Class A Common Stock equal to a fraction, the numerator of which equals the aggregate number of shares of CME Class A Common Stock that would be payable with respect to the Stock Transferred Shares if such shares were converted into the Per Share Stock Consideration provided for in the GFI Merger Agreement and the denominator of which equals the maximum number of shares of New JPI Common Stock that could be issued and outstanding immediately prior to the Effective Time following the consummation of the F-Reorganization and without giving effect to the exercise of any appraisal rights or dissenters’ rights in connection therewith.

2

Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before December 2, 2014 (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during the period between such trading day and the Effective Time).  Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate Merger Consideration payable hereunder exceed the amount of the aggregate merger consideration that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement. Notwithstanding anything to the contrary herein, no Merger Consideration shall be payable hereunder until after consummation of the initial GFI Merger.

2.3.                            Section 1.7.  Section 1.7(d) of the JPI Merger Agreement is hereby deleted in its entirety and replaced with “[RESERVED]”.

3.                                      Full Force and Effect.  Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the JPI Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the JPI Merger Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the JPI Merger Agreement as amended by this Amendment.

4.                                      Counterparts; Effectiveness.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

5.                                      Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

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3

IN WITNESS WHEREOF, CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and the Signing Stockholders have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CME GROUP INC.

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Chief Financial Officer

CHEETAH ACQUISITION CORP.

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Treasurer

CHEETAH ACQUISITION LLC

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Treasurer

JERSEY PARTNERS INC.

By:	/s/ Michael Gooch
Name:	Michael Gooch
Title:	President

NEW JPI INC.

By:	/s/ Michael Gooch
Name:	Michael Gooch
Title:	President

[Amendment No. 1 to Agreement and Plan of Merger]

/s/ Michael Gooch
Name: Michael Gooch

/s/ Nick Brown
Name: Nick Brown

/s/ Colin Heffron
Name: Colin Heffron

[Amendment No. 1 to Agreement and Plan of Merger]